Exhibit 4.2

                           CERTIFICATE OF DESIGNATION

                     OF THE RIGHTS, PREFERENCES, PRIVILEGES

                    AND RESTRICTIONS, WHICH HAVE NOT BEEN SET

                    FORTH IN THE CERTIFICATE OF INCORPORATION

                          OR IN ANY AMENDMENT THERETO,

                                     OF THE

                            SERIES A PREFERRED STOCK

                                       OF

                       AMERICAN RESIDENTIAL FUNDING, INC.


The undersigned, Vincent Rinehart and Veneranda Toledo, do hereby certify that:


A. They are the duly elected and acting President and Secretary, respectively, of American Residential Funding, Inc., a Nevada corporation (the "Company").


B. Pursuant to the Unanimous Written Consent of the Board of Directors of the Company dated July 18, 2003, and Unanimous Written Consent of the Company's shareholders dated July 18, 2003, the Board of Directors and Shareholders duly adopted the following resolutions:


WHEREAS, the Certificate of Incorporation of the Company, as amended, authorizes a class of stock designated as Preferred Stock, no par value (the "Preferred Class"), comprising one million two hundred fifty thousand (1,250,000) shares and provides that the Board of Directors of the Company may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;


WHEREAS, the Board of Directors believes it in the best interests of the Company to create a series of preferred stock consisting of 1,250,000 shares and designated as the "Series A Preferred Stock" having certain rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock. No shares of Series A Preferred Stock have been issued;


NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating do the Series A Preferred Stock as follows:


1. Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:


1.1 "Board" shall mean the Board of Directors of the Company.


1.2 "Company" shall mean American Residential Funding, Inc., a Nevada corporation.



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1.3 "Common Stock" shall mean the Common Stock, no par value per share, of the
Company.


1.4 "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.


1.5 "Distribution" shall mean the transfer of cash or property by the Company to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Company's stock).


1.6 "Original Issue Date" shall mean the date on which the first share of Series A Preferred Stock is issued by the Company.


1.7 "Original Issue Price" shall mean $0.80 per share for the Series A Preferred Stock.


1.8 "Series A Preferred Stock" shall mean the Series A Preferred Stock, no par value per share, of the Company.


1.9 "Subsidiary" shall mean any corporation or limited liability company of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations:


2. Dividend Rights.


2.1 Cash Dividends. Each year, beginning on the date which is twelve (12) months following the Original Issue Date and continuing every twelve (12) months thereafter, the holders of the then outstanding Series A Preferred Stock shall be entitled to receive, not later than thirty (30) days following the end of the applicable twelve (12) month period, out of any funds and assets of the Company legally available therefore, dividends in an amount equal to ten percent (10%) of the Original Issue Price per annum. Dividends on the Series A Preferred Stock shall be cumulative, so that if dividends required to be paid on said shares for any year or years shall not have been paid, the amount of the deficiency shall be paid in full, without interest, together with any dividends due for the current year, before any distribution of any kind shall be paid to the holders of the Common Stock. No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series A Preferred Stock simultaneously.



2.2 Participation Rights . Other than as set forth in Section 2.1, dividends shall be declared pro rata on the Common Stock and the Series A Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A Preferred Stock is to be treated for this purpose as holding the same number of common shares as such holder owns of Series A Preferred Stock.



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2.3 Non-Cash Dividends . Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.


3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company; whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company's shareholders (the "Available Funds and Assets") shall be distributed to shareholders in the following manner:


3.1 Series A Preferred Stock. The holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or subsequent series of preferred stock, an amount per share equal to the Original Issue Price of the Series A Preferred Stock plus all accrued but unpaid dividends on the Series A Preferred Stock. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock pro rata, according to the number of outstanding shares of Series A Preferred Stock held by each holder thereof.


3.2 Merger or Sale of Assets. A reorganization or any other consolidation or merger of the Company with or into any other corporation, or any other sale of all or substantially all of the assets of the Company, shall not be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 3, and the Series A Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the Nevada Revised Statutes and (iii) the rights contained in other Sections hereof.


3.3 Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution or winding up of the Company shall be valued as follows:


(a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:


(i) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) day period ending three (3) days prior to the distribution; and,



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(ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the ten (10) day period ending three
(3) days prior to the distribution; and


(iii) if there is no active public market, then the value shall be the fair market value thereof, as determined mutually in good faith by (i) the Board of Directors of the Company and (ii) the holders of the Series A Preferred Stock acting as a group. In the event the Company and the holders cannot mutually agree upon a value, then the value shall be determined by a mutually acceptable third party licensed business valuation expert paid for equally by both parties.


(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof.


4. Conversion Rights . The shares of Series A Preferred Stock shall not be convertible.


5. Call Provisions . The Series A Preferred Stock shall not be callable by the Company.


6. Redemption Provisions . The Series A Preferred Stock shall not be redeemable by the holders thereof.


7. Notices . Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Company.


8. Voting Provisions . The Series A Preferred Stock shall not have any voting rights.


IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series A Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto effective as of July 18, 2003.




---------------------------------            ---------------------------------
Vincent Rinehart, President                  Veneranda Toledo, Secretary



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